EXHIBIT 99.1

Clean Energy Reports Second Quarter 2007 Financial Results

Monday August 13, 4:05 pm ET

SEAL BEACH, Calif.—(BUSINESS WIRE)—Clean Energy Fuels Corp. (NASDAQ:CLNE - News) today announced financial results for the second quarter and six month period ended June 30, 2007.

Financial Results

For the second quarter of 2007, the Company’s combined volume of CNG and LNG delivered increased 14% to 19.3 million gasoline gallon equivalents (Gallons), compared with 16.9 million Gallons in the same period a year ago. For the six month period ended June 30, 2007, the Company’s combined volume of CNG and LNG delivered also increased 14% over the prior period. Total volume for the six month period ended June 30, 2007 was 37.1 million Gallons, compared to 32.5 million Gallons for the same period in 2006.

Net loss for the second quarter of 2007 was $3.6 million, or $0.09 per share, compared to a net loss of $1.1 million, or $0.03 per share, in the second quarter of 2006. Net loss for the six month period ended June 30, 2007 was $4.4 million, or $0.12 per share, compared to a net loss of $4.1 million, or $0.14 per share, in the six month period ended June 30, 2006.

Included in net income (loss) are the following amounts (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Construction Revenues	—	1.4	0.1	3.2
Construction Cost of Sales	—	(1.1)	—	(2.8)
Fuel Tax Credits	—	4.4	—	8.2
Stock Option Expense, Net of Tax Benefits	—	(3.8)	—	(3.8)

The Company reports earnings (loss) per share on a GAAP and non-GAAP basis, and also reports a non-GAAP measure entitled Adjusted Margin. For more information on these non-GAAP financial measures, please see the caption “Adjusted Margin” and “Non-GAAP EPS” below. The non-GAAP measures are also reconciled to their corresponding GAAP measures in the accompanying tables below.

Non-GAAP earnings per share on a diluted basis for the second quarter of 2007 was $0.01, compared to a non-GAAP loss per share on a diluted basis of $0.03 in the second quarter of 2006. Non GAAP loss per share on a diluted basis for the six month period ended June 30, 2007 was $0.02, which compares to a non-GAAP loss per share of $0.14 in the six month period ended June 30, 2006.

Adjusted Margin was $9.2 million for the second quarter of 2007, compared with $4.4 million for the same quarter last year. Adjusted margin for the six month period ended June 30, 2007 was $16.9 million, compared to $8.5 million in the six month period ended June 30, 2006.

“We are very pleased with the continued growth and overall expansion achieved in the second quarter,” said Andrew J. Littlefair, Clean Energy President and Chief Executive Officer. “During the quarter, vehicle fleet demand for natural gas fuels increased, we expanded the number of fueling stations Clean Energy serves, and we made good progress on our plans to construct a LNG liquefaction plant in California. This quarter we saw our Gallons delivered increase to 19.3 million, which is up from 16.9 million Gallons in the second quarter of 2006, and our Adjusted Margin per Gallon increased to $0.47, which is up from $0.26 in the same quarter last year. Also, the successful completion of our initial public offering in May puts us in a solid financial position to continue to grow our business and pursue important opportunities.”

Mr. Littlefair continued, “We are seeing a convergence of a number of significant opportunities, trends and economic drivers that are serving to validate our long-term business strategy. In 2006, the United States consumed 175 billion gallons of vehicle fuel, less than 3% of which was CNG, LNG and other alternative fuels. Consumption of alternative fuels is expected to increase, and because natural gas is cheaper, cleaner and domestically available, we anticipate a continuing increase in the demand for Clean Energy’s products and services. We expect to continue to benefit from increased state, regional, national and even international awareness of the positive attributes of natural gas that make it a logical fuel choice for fleet vehicles.”

Strengthened Balance Sheet

At June 30, 2007, total cash and cash equivalents were $111.0 million, up from $937,000 on December 31, 2006. In May 2007, the Company completed an initial public offering of 10 million shares of its common stock at $12 per share and received net proceeds, after deducting underwriting discounts and offering costs, of $108.6 million.

Capital Expenditures

Total construction expenditures for the first six months of 2007 were $17.0 million, which were primarily expended on construction of the Company’s LNG production facility, construction of additional CNG and LNG stations, and the purchase of additional LNG tanker trailers.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: Adjusted Margin and non-GAAP earnings per share (Non-GAAP EPS). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of our recurring core business operating results and may help in comparing our current-period results with those of prior periods. Management believes that they benefit and investors benefit from referring to these non-GAAP financial measures in assessing Company performance and when planning, forecasting and analyzing future periods. Management believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of Clean Energy’s business.

The material limitations of Adjusted Margin and Non-GAAP EPS are as follows: Adjusted Margin and Non-GAAP EPS are not recognized terms under GAAP and do not purport to be an alternative to gross margin or earnings per share as an indicator of operating performance or any other GAAP measure. Moreover, because not all companies use identical measures and calculations, the presentation of Adjusted Margin and Non-GAAP EPS may not be comparable to other similarly-titled measures of other companies. These limitations are compensated for by using Adjusted Margin and Non-GAAP EPS in conjunction with traditional GAAP operating performance and cash flow measures, and therefore, management does not recommend placing undue reliance on these measures.

Adjusted Margin

A portion of Clean Energy’s natural gas fuel sales are covered by contracts under which the Company is obligated to sell fuel to customers at a fixed price or a variable price subject to a cap. The Company’s policy is to purchase natural gas futures contracts to cover its estimated fuel sales under these sales contracts to mitigate the risk that natural gas prices may rise above the natural gas component of the price at which the Company is obligated to sell gas to its customers. However, from time to time, Clean Energy has sold these underlying futures contracts when it believed natural gas prices were going to fall. When futures contracts were sold, it exposed the Company to the economic risk of rising natural gas prices causing fixed price or price cap sales contracts to be in a reduced margin position or in a loss position, which occurred from time to time. At December 31, 2006, the Company had sold all such futures contracts associated with fixed-price and price cap sales contracts and did not purchase any futures contracts during the first six months of 2007.

Management uses a measure called Adjusted Margin to measure operating performance and manage its business. Adjusted Margin is defined as operating income (loss), plus (1) depreciation and amortization, (2) selling, general and administrative expenses, and (3) derivative (gains) losses, the sum of which is adjusted by a non-GAAP measure which management calls “futures contract adjustment,” which is described below. Management believes Adjusted Margin provides helpful information for investors about the underlying profitability of the Company’s fuel sales activities. Adjusted Margin attempts to approximate the results that would have been reported if the futures contracts would have qualified for hedge accounting under SFAS No. 133 and were held until they matured.

Futures contract adjustment reflects the gain or loss that would have been experienced in a respective period on the underlying futures contracts associated with the Company’s fixed price and price cap contracts had those underlying futures contracts been held and allowed to mature according to their contract terms.

The table below shows Adjusted Margin and also reconciles these figures to the GAAP measure operating income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Operating Income (loss)	$(1,815,943)	$(4,003,847)	$(6,289,013)	$(5,033,898)
Futures contract adjustment	418,511	1,021,726	2,621,591	1,890,293
Derivative (gains) losses	—	—	282,348	—
Selling, general, and administrative	4,383,543	10,440,718	9,265,684	16,740,596
Depreciation and amortization	1,401,009	1,700,164	2,600,729	3,276,220
Adjusted Margin	$4,387,120	$9,158,761	$8,481,339	$16,873,211

Non-GAAP EPS

Non-GAAP EPS is defined as net income (loss) plus stock based compensation, net of related tax benefits, divided by the Company’s weighted average shares outstanding on a diluted basis.

The table below shows Non-GAAP EPS and also reconciles these figures to the GAAP measure net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net Income (Loss)	$(1,056,898)	$(3,562,902)	$(4,102,811)	$(4,433,081)
Stock Based Compensation, Net of Tax Benefits	—	3,787,654	—	3,787,654
Adjusted Net Income (Loss)	(1,056,898)	224,752	(4,102,811)	(645,427)
Diluted Weighted Average Common Shares Outstanding	32,010,322	38,149,455	29,098,274	36,071,554
Non-GAAP Earnings Per Share	$(0.03)	$0.01	$(0.14)	$(0.02)

Conference Call

The Company will host an investor conference call today at 5:00 p.m. Eastern (2:00 p.m. Pacific). The live call can be accessed from the US by dialing (800) 811-8824, or (913) 981-4903 from outside the U.S. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, August 27, 2007 by dialing (888) 203-1112 from the U.S., or (719) 457-0820 from international locations, and entering confirmation code 9113824.

There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be archived on the Company’s web site for 30 days.

About Clean Energy

Clean Energy, based in Seal Beach, Calif., is the leading provider of natural gas for transportation in North America. It has a broad customer base in the refuse, transit, shuttle, taxi, intrastate and interstate trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada. Additional information about the Company can be found at: www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the demand for our products and services, primarily being the sale of CNG and LNG, and our ability to continue to grow our business. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, changes in the prices of natural gas relative to gasoline and diesel, the acceptance of natural gas vehicles in fleet markets, the availability of natural gas vehicles, and the development of competing technologies that are perceived to be cleaner and more cost-effective than natural gas. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the Company’s initial public offering prospectus filed with the SEC (www.sec.gov) on May 25, 2007 contains risk factors which you should consider before investing.

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2006 and June 30, 2007 (unaudited)

	December 31,	June 30,
	2006	2007

Assets
Current assets:
Cash and cash equivalents	$937,445	$110,972,077
Accounts receivable, net of allowance for doubtful accounts of $352,050 and $429,821 as of December 31, 2006 and June 30, 2007, respectively	10,997,328	11,125,055
Other receivables	37,818,905	16,714,049
Inventories, net	2,558,689	2,429,941
Prepaid expenses and other current assets	4,862,335	5,980,461
Total current assets	57,174,702	147,221,583
Land, property and equipment , net	54,888,739	70,272,762
Capital lease receivables	1,412,500	963,000
Notes receivable and other long term assets	2,499,106	10,229,432
Goodwill and other intangible assets	20,957,589	20,939,844
Total assets	$136,932,636	$249,626,621
Liabilities and Stockholders’ Equity Current liabilities:
Current portion of long term debt and capital lease obligations	$57,499	$60,435
Accounts payable	6,697,363	9,961,115
Accrued liabilities	5,023,051	6,039,609
Deferred revenue	585,505	590,520
Total current liabilities	12,363,418	16,651,679

Long term debt and capital lease obligations, less current portion	224,897	193,928
Other long term liabilities	1,428,464	1,432,665
Total liabilities	14,016,779	18,278,272

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001 per share. Authorized 1,000,000 shares; issued and outstanding, no shares	—	—
Common stock, par value $0.0001 per share. 99,000,000 shares authorized; issued and outstanding 34,192,161 shares and 44,193,411 shares at December 31, 2006 and June 30, 2007, respectively	3,419	4,419
Additional paid-in capital	181,678,861	294,129,852
Retained earnings (accumulated deficit)	(60,192,221)	(64,625,302)
Accumulated other comprehensive income	1,425,798	1,839,380
Total stockholders’ equity	122,915,857	231,348,349

Total liabilities and stockholders’ equity	$136,932,636	$249,626,621

Clean Energy Fuels Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three-Month and Six-Month Periods Ended
June 30, 2006 and 2007
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenue	$21,521,127	$30,663,597	$42,554,992	$58,830,640
Operating expenses:
Cost of sales	17,552,518	22,526,562	36,695,244	43,847,722
Derivative (gains) losses	—	—	282,348	—
Selling, general and administrative	4,383,543	10,440,718	9,265,684	16,740,596
Depreciation and amortization	1,401,009	1,700,164	2,600,729	3,276,220

Total operating expenses	23,337,070	34,667,444	48,844,005	63,864,538

Operating income (loss)	(1,815,943)	(4,003,847)	(6,289,013)	(5,033,898)

Interest (income), net	(245,494)	(546,750)	(410,800)	(838,963)
Other (income) expense, net	(67,038)	55,805	(42,066)	179,177

Income (loss) before income taxes	(1,503,411)	(3,512,902)	(5,836,147)	(4,374,112)
Income tax expense (benefit)	(446,513)	50,000	(1,733,336)	58,969

Net income (loss)	$(1,056,898)	$(3,562,902)	$(4,102,811)	$(4,433,081)

Earnings (loss) per share
Basic	$(0.03)	$(0.09)	$(0.14)	$(0.12)
Diluted	(0.03)	(0.09)	(0.14)	(0.12)

Weighted average common shares outstanding
Basic	32,010,322	38,149,455	29,098,274	36,071,554
Diluted	32,010,322	38,149,455	29,098,274	36,071,554

Contact:
Clean Energy Fuels Corp.
Rick Wheeler, Chief Financial Officer, 562-493-2804
or
ICR, Inc.
John Mills/Ina McGuinness, 310-954-1100

Source: Clean Energy Fuels Corp.